UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2015

AMARANTUS BIOSCIENCE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55016	26-0690857
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.)

655 Montgomery Street, Suite 900 San Francisco, CA	94111
(Address of Principal Executive Offices)	(Zip Code)

(408) 737-2734

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On April 23, 2015, Amarantus Bioscience Holdings, Inc., a Nevada corporation (the “Company”), entered into a Stock Purchase Agreement (“SPA”) with Discover Growth Fund, a Cayman Islands exempted mutual fund (“Discover”), pursuant to which the Company sold and issued 1,087 shares of the Company’s newly designated Series G Preferred Stock (“Series G Preferred Stock”) for gross proceeds of $5,000,000 and an 8% original issue discount. On April 23, 2015, the Company filed a Certificate of Designations of Preferences, Rights and Limitations of the Series G Preferred Stock (“Certificate of Designation”) with the Secretary of State of the State of Nevada.

Holders of the Series G Preferred Stock are entitled to cumulative dividends in the amount of 8.25% per annum, payable upon redemption, upon conversion, or upon maturity, and when, as and if declared by the Board of Directors in its discretion.

The Series G Preferred Stock is convertible into shares of the Company’s common stock at a fixed conversion price of $0.06 per share of common stock. The Series G Preferred Stock may be converted into shares of common stock at any time at the option of the holder. The Series G Preferred Stock may also be converted into shares of common stock at the option of the Company if the Equity Conditions, as defined in the Certificate of Designation, are met. Upon conversion, the Company shall pay the holders of the Series G Preferred Stock being converted a conversion premium equal to the amount of dividends that such shares would have otherwise earned if they had been held through the maturity date, and issue to the Investor such number of shares of Common stock equal to $5,000 per share of Series G Preferred Stock (the “Face Value”) multiplied by the number of Series G Preferred Stock divided by the conversion rate of $0.06.

The conversion premium may be paid in cash or, at the Company’s option, additional shares of common stock. If the Company elects to pay the conversion premium amount in the form of common stock the number of shares to be issued shall be calculated by using 80% of the average of the lowest 5 individual daily volume weighted average prices during the measuring period, not to exceed 100% of the lowest sales prices on the last day of such period, less $0.005 per share of common stock.. Following an Event of Default, the number of shares to be issued shall be calculated by using 65% of the average of the lowest 5 individual daily volume weighted average prices during the measuring, less $0.005 per share of common stock not to exceed 70% of the lowest sales prices on the last day of such period less $0.005 per share. Events of Default as defined in the Certificate of Designations are standard events of default, including, but not limited to, the breach of any covenant or representation in the SPA, the Certificate of Designations or any other transaction documents, and the suspension of trading of the Company’s common stock on its principal trading market.

The dividend rate on the Series G Preferred Stock shall adjust upward by 150 basis points for each $0.0025 that the volume weighted average price of the Company’s common stock on any trading day as of which the dividend rate is determined and calculated is below $0.045, subject to a maximum dividend rate of 24%. The dividend rate on the Series G Preferred Stock shall adjust downward by 150 basis points for each $0.0025 that the volume weighted average price of our common stock on any trading day as of which the dividend rate is determined and calculated is above $0.08, subject to a minimum dividend rate of 0%.

The Company will have the right, at its option, to redeem for cash all or a portion of the Series G Preferred Stock at a price 100% of the Face Value plus the conversion premium less any period for which dividends have previously been paid with respect to the Series G Preferred Stock being redeemed. Upon the listing of the Company’s common stock on a senior exchange, the Company may redeem the outstanding Series G Preferred Stock at 120% of the Face Value.

Upon the liquidation, dissolution or winding up, holders of Series G Preferred Stock will be entitled to be paid out of the Company’s assets, on parity with holders of our common stock and our Preferred Stock, an amount equal to $5,000 per share plus any accrued but unpaid dividends thereon.

Pursuant to the terms of the SPA, the Company has agreed to include the shares into which the Series G Preferred Stock are convertible in a registration statement on S-3 to be filed on or before May 5, 2015, and to have such registration statement remain effective until all of the Conversion Shares may be resold under Rule 144, without volume or manner restrictions. If the registration statement is not declared effective within 90 days of the closing date of the SPA, the Company shall issue to the investor 22 additional Series G Preferred Stock for each 30 day period until the Conversion Sales may be sold without restriction.

The SPA also provides certain trading restrictions in the event of a reverse split or combination of the Company’s shares of common stock and restrictions on subsequent financings in the six months following the closing date. The SPA also contains shorting restrictions on the Investor.

The foregoing is only a brief description of the material terms of the SPA and the Certificate of Designation, each of which is filed as an exhibit to this Current Report on Form 8-K and incorporated herein by reference. The foregoing does not purport to be a complete description of the rights and obligations of the parties thereunder and such descriptions are qualified in their entirety by reference to such exhibits.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 is incorporated by reference herein.

The issuance of the securities described above were completed in accordance with the exemption provided by Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information set forth in Item 1.01 is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
3.1	Certificate of Designation of Series G Preferred Stock filed April 23, 2015
10.1	Form of Stock Purchase Agreement
99.1	Press Release issued April 27, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMARANTUS BIOSCIENCE HOLDINGS, INC.

Date: April 28, 2015	By:	/s/ Gerald E. Commissiong
Name: Gerald E. Commissiong
Title: Chief Executive Officer